Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Fee Table and Summary: Service Providers,” “Financial Highlights,” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, and to the use of our report dated May 21, 2020, with respect to the financial statements and financial highlights of Principal Diversified Select Real Asset Fund for the year ended March 31, 2020, filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-228850).

/s/ Ernst & Young LLP

Minneapolis, Minnesota
July 28, 2020